GROUP AGREEMENT

WHEREAS, the undersigned are stockholders, direct or beneficial, of Comscore, Inc., a Delaware corporation (the “Company”); and

WHEREAS, 180 Degree Capital Corp. (“180 Degree Capital”), Kevin M. Rendino, and Matthew F. McLaughlin wish to form a group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2024 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”), (ii) soliciting proxies for the election of certain persons nominated for election to the Board at the Annual Meeting (including those nominated by 180 Degree Capital), (iii) taking all other action necessary to achieve the foregoing and (iv) taking any other actions the Group (as defined below) determines to undertake in connection with their respective investment in the Company (collectively, the “Purposes”).

NOW, IT IS AGREED, this 29th day of November 2023 by the parties hereto:

1.In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.So long as this agreement is in effect, each of the undersigned shall provide notice, preferably via electronic mail, to each of the other undersigned of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than twelve (12) hours after each such transaction. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.Each of the undersigned agrees to form the Group for the Purposes as set forth above.

4. 180 Degree Capital shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release, Company communication or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be approved by each of the members of the Group prior to any issuance.

6.The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this agreement.

7.This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 4 and Section 8 which shall survive any termination of this agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the parties. Notwithstanding the foregoing, any party hereto may terminate his/its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by email to Andrew Freedman at Olshan Frome Wolosky LLP (“Olshan”) at afreedman@olshanlaw.com.

10.Each of the parties acknowledge and agree that it has an identical and common interest in the success of the activities described in Section 3. Accordingly, any information exchanged in privileged communications relating to such activities including the fact of such exchange, whether prior or subsequent to the date of this agreement, will be that subject to the community of legal interest and that is, to the broadest extent applicable and legally permissible, protected by the attorney-client privilege, the joint defense privilege, the common interest privilege, the work product protection, and/or other applicable privileges, immunities and related doctrines. It is the intent of the parties to preserve and maintain all such privileges, and no communication between the parties regarding such information will be construed or interpreted as a waiver by any party of any such privilege.

11.The terms and provisions of this agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

12.Each party hereby waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13.Each party acknowledges that Olshan shall act as counsel for both the Group and 180 Degree Capital relating to their investment in the Company.

14.Each party hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act that may in the future be required to be filed under applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

180 Degree Capital Corp.
By:    /s/ Daniel B. Wolfe
Name:    Daniel B. Wolfe
Title:    President

Kevin M. Rendino
By:    /s/ Kevin M. Rendino
Name:    Kevin M. Rendino

Matthew F. McLaughlin
By:    /s/ Matthew F. McLaughlin
Name:    Matthew F. McLaughlin
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